Exhibit 99.2

Waldencast Acquisition Corp. Announces up to $678 Million Raise Behind Closing of Upsized $345 Million Initial Public Offering

Includes Exercise of Underwriters’ Over-Allotment Option and an Additional Investment of up to $333 Million in Forward Purchase Agreements

NEW YORK, March 18, 2021 – Waldencast Acquisition Corp. (the “Company”) (NASDAQ: WALDU) announced today the closing of its upsized initial public offering of 34,500,000 units at a price of $10.00 per unit, including 4,500,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units are listed on The Nasdaq Stock Market LLC (“Nasdaq”) and began trading under the ticker symbol “WALDU” on March 16, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Only whole warrants are exercisable. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “WALD” and “WALDW,” respectively.

The Company is incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While it may pursue an initial business combination target in any industry or geographic location, the Company intends to focus its search for a target business operating in the beauty, personal care and wellness sectors.

In connection with the initial public offering, the Company has entered into a forward purchase agreement (the “Sponsor Forward Purchase Agreement”) with its sponsor, Waldencast Long-Term Capital LLC, and Dynamo Master Fund, a member of the sponsor, which will provide for the purchase of an aggregate 13,000,000 Class A ordinary shares and 4,333,333 redeemable warrants, for an aggregate purchase price of $130,000,000, or $10.00 per one Class A ordinary shares and one-third of one redeemable warrant, in a private placement to close substantially concurrently with the closing of the initial business combination. The Sponsor Forward Purchase Agreement provides that the purchasers may, in their sole discretion, increase the amount of capital committed under the Sponsor Forward Purchase Agreement up to an amount not to exceed $160,000,000.

In addition, the Company has entered into a third-party forward purchase agreement (the “Beauty Forward Purchase Agreement”) with Beauty Ventures LLC (“Beauty Ventures”), which will provide for the purchase of an aggregate of up to 17,300,000 Class A ordinary shares and up to 5,766,667 redeemable warrants, for an aggregate purchase price of up to $173,000,000, (subject to the below), or $10.00 per one Class A ordinary share and one-third of one redeemable warrant, in a private placement to close substantially concurrently with the closing of the initial business combination. To the extent that the amounts available from the trust account and other financing (including the Sponsor Forward Purchase Agreement) are sufficient for the cash requirements in connection with our initial business combination, our sponsor may, in its sole discretion, as the managing member of Beauty Ventures, reduce its purchase obligation, up to the full amount, under the Beauty Forward Purchase Agreement.

The Company is led by CEO Michel Brousset (former Group President of L’Oréal), Executive Chairman Felipe Dutra (former CFO at Anheuser-Busch InBev) and COO Hind Sebti (former General Manager of L’Oréal). The Board of Directors consists of the following individuals:

•	Cristiano Souza – Senior Partner at Dynamo Capital
•	Lindsay Pattison – Chief Client Officer of WPP
•	Sarah Brown – Founder and Chair of Theirworld, a children's charity
•	Juliette Hickman – Former investment analyst and investor for Capital World Investors and an independent director for Montanya Distillers and Keurig Dr Pepper
•	Zack Werner – Founder of The Maze Group

Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC acted as joint book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com, and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; Telephone: 1-866-803-9204; Email: prospectus-eq_fi@jpmchase.com.

Registration statements relating to the securities became effective on March 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Waldencast Acquisition Corp.

Waldencast’s vision is to build a global best-in-class beauty and wellness operating platform by creating, nurturing and scaling the next generation of conscious, purpose-driven brands. The Company intends to seek brands with a direct connection to today’s evolving consumers whose goals include pursuing social responsibility, inclusiveness, sustainability and transparency. Its goal is to become the partner of choice for next-generation brands and consumers by leveraging the collective leadership and the industry-specific operating experience of its management team. The Waldencast team is led by Michel Brousset (Chief Executive Officer), Felipe Dutra (Executive Chairman), and Hind Sebti (Chief Operating Officer), and includes highly experienced industry operators with significant leadership experience in building, marketing, operating, and investing in beauty, personal care, wellness, and consumer businesses globally.

Investor Contacts

Ross Nutter

investors@waldencast.com

Media Contacts

Gladstone Place Partners

Steve Lipin/Christina Stenson

waldencast@gladstoneplace.com